Filed Pursuant to Rule 433

Registration No. 333-165957-02

Free Writing Prospectus dated April 4, 2012

$1,777,891,000

Bank of America Auto Trust 2012-1

Issuing Entity

Bank of America Auto Receivables Securitization, LLC	Bank of America, National Association
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated April 4, 2012 and prospectus dated April 4, 2012 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Standard & Poor’s Ratings Services
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2 Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)
Class B Notes	Aa2 (sf)	AA+ (sf)
Class C Notes	A2 (sf)	AA (sf)
Class D Notes	Baa3 (sf)	A- (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

BofA Merrill Lynch

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The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.